Exhibit 5.2

Troutman Pepper Locke LLP Suite 400, 301 Carnegie Center Princeton, NJ 08540-6227 troutman.com

February 20, 2025

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Ladies and Gentlemen:

We have acted as special New Jersey counsel to Johnson & Johnson, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of $750,000,000 aggregate principal amount of 4.500% Notes due 2027, $750,000,000 aggregate principal amount of 4.550% Notes due 2028, $1,000,000,000 aggregate principal amount of 4.700% Notes due 2030, $1,250,000,000 aggregate principal amount of 4.850% Notes due 2032, and $1,250,000,000 aggregate principal amount of 5.000% Notes due 2035 (collectively, the “Securities”) to be offered pursuant to the Underwriting Agreement dated February 18, 2025, by and among Citigroup Global Markets Inc., BofA Securities, Inc., and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, and the Company (the “Underwriting Agreement”), as supplemented by the Johnson & Johnson Underwriting Agreement Standard Provisions (Debt), dated February 18, 2025, which are incorporated by reference and deemed a part of the Underwriting Agreement. The Securities are being issued pursuant to the Indenture, dated as of September 15, 1987 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 1, 1990, by and between the Company and the Trustee (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of November 9, 2017, by and between the Company and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

In our capacity as special counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following, each dated of even date herewith unless otherwise noted (each, individually a “Document” and collectively the “Documents”):

(i) the Underwriting Agreement;

(ii) the Indenture;

(iii) the forms of global certificates representing the Securities;

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(iv) the automatic shelf registration statement on Form S-3 (File No. 333-269836) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 16, 2023, which includes the Company’s base prospectus, dated February 16, 2023 (the “Base Prospectus”);

(v) the preliminary prospectus supplement, dated February 18, 2025, filed by the Company pursuant to Rule 424(b)(5) under the Securities Act with respect to the USD Securities (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(vi) the documents listed on Schedule I hereto (collectively, the “Entity Documents” and each, a “Entity Document”) for the Company; and

(vii) an Opinion Backup Certificate delivered by an officer of the Company on the date hereof (the “Officer’s Certificate”).

We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and the resolutions of the Board of Directors of the Company with respect to the Prospectus, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. We have also assumed the valid authorization, execution and delivery of the Indenture and the Securities by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Indenture and the Securities constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

As to certain factual matters, we have, with your consent, relied upon the Officer Certificate. Our opinions in Paragraph 1 hereof are based solely on the Standing Certificate (as defined in Schedule I hereto) and the Entity Documents. With respect to the Standing Certificate, we have assumed that there have been no changes to the matters set forth on the Standing Certificate between the date thereon and the date of this opinion letter. We have not undertaken any independent investigation to verify the accuracy, completeness or authenticity of any such certificates or representations and warranties.

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We understand that you have or will receive a written opinion from Weil, Gotshal & Manges LLP of even date herewith (the “Additional Opinion”). We express no opinion on the matters covered by the Additional Opinion including that the Securities will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. We have assumed the accuracy and correctness of all matters covered in the Additional Opinion.

Based on the foregoing, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that as of the date hereof:

1.	The Company is a corporation validly existing under the laws of the State of New Jersey.

2.

The Company has the corporate power to execute, deliver and perform its obligations under the Indenture, and has duly taken or caused to be taken all necessary action to authorize the execution, delivery and performance of such Indenture.

3.	The Indenture has been duly authorized, executed and delivered on behalf of the Company.

4.	The Company has duly authorized the issuance of the Securities, and the Company has full corporate power and authority to issue the Securities and to perform its obligations under the Securities.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the New Jersey Business Corporation Act and the federal laws of the United States. We are not opining on “blue sky” or other state securities laws. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and to its incorporation by reference into the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

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Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP

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Schedule I

Entity Documents

1. a copy of the Restated Certificate of Incorporation of the Company, as amended, as certified as being in effect on the date hereof by an officer of the Company;

2. a copy of the Amended and Restated By-Laws of the Company, as certified as being in effect on the date hereof by an officer of the Company;

3. the short form standing certificate with respect to the Company from the Department of the Treasury, Division of Revenue and Enterprise Services of the State of New Jersey dated February 20, 2025 (the “Standing Certificate”); and

4. the resolutions of the Board of Directors of the Company in connection with the Prospectus and certified by an officer of the Company as being in full effect and not amended or rescinded.